Filed Pursuant to Rule 424(b)(7)

Registration No. 333–134743

PROSPECTUS SUPPLEMENT NO. 4

TO PROSPECTUS DATED JUNE 5, 2006

$180,000,000

ALBANY INTERNATIONAL CORP.

2.25% Convertible Senior Notes due 2026 and Class A Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in the prospectus within the registration statement filed on June 5, 2006 covering resale by selling securityholders of our 2.25% Convertible Senior Notes due 2026 and Class A common stock issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

Investing in the notes involves risk. See “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission, any state securities commission nor any other United States regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 18, 2006.

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The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to this prospectus and the number of shares of Class A common stock into which those notes are convertible. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding Class A common stock.

The table below supplements or amends the table of securityholders contained on pages 63 through 64 of the prospectus. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus. This information was furnished to us by the selling securityholders listed below on or before August 17, 2006. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this prospectus supplement.

Name	Aggregate Principal Amount of Notes That Are Owned and May Be Sold (1)	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock That May Be Sold (2)	Percentage of Class A Common Stock Outstanding (3)
Argent Classic Convertible Arbitrage Fund Ltd.	6,000,000	3.33%	134,771	*
Argent LowLev Convertible Arbitrage Fund II, LLC	90,000	*	2,022	*
Argent LowLev Convertible Arbitrage Fund, LLC	510,000	*	11,456	*
Aristeia International Limited	17,280,000	9.60%	388,140	1.48%
Aristeia Partners LP	720,000	*	16,172	*
Banc of America Securities LLC (4)	10,000,000	5.56%	224,618	*
Black Diamond Offshore, Ltd.	1,129,000	*	25,359	*
Black River Convertible Bonds & Derivatives Fund Ltd	2,500,000	1.39%	56,155	*
CBARB, A segregated account of Geode Capital Master Fund, Ltd.	1,000,000	*	22,462	*
Citadel Equity Fund Ltd (5)	24,000,000	13.33%	539,083	2.04%
Class C Trading Company, Ltd.	590,000	*	13,252	*
D.E. Shaw Valence Portfolios, L.L.C. (5)	5,000,000	2.78%	112,309	*
DBAG London (5)	24,124,000	13.40%	541,868	2.05%
Deutsche Bank Securities (4)	6,000,000	3.33%	134,771	*
Double Black Diamond Offshore LDC	6,871,000	3.82%	154,335	*
Ellington Overseas Partners, LTD	7,000,000	3.89%	157,233	*
GLG Market Neutral Fund	10,000,000	5.56%	224,618	*
HBMC LLC	6,000,000	3.33%	134,771	*
HFR CA Global Select Master Trust Account	550,000	*	12,354	*
HIGHBRIDGE INT'L LLC	19,000,000	10.56%	426,774	1.62%
JPMorgan Securities Inc. (4)	7,675,000	4.26%	172,394	*
KBC Financial Products USA Inc. (4)	1,000,000	*	22,462	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	1,260,000	*	28,302	*
Mackay Shields LLC as Sub-Advisor to New York Life Insurance Co. Post 82 (5)	3,390,000	1.88%	76,146	*
Mackay Shields LLC as Sub-Advisor to New York Life Insurance Co. Pre 82	1,510,000	*	33,917	*
Nomura Securities International (4)	5,000,000	2.78%	112,309	*
Polygon Global Opportunities Master Fund	12,000,000	6.67%	269,542	1.03%

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Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	3,500,000	1.94%	78,616	*
Sage Capital Management, LLC	2,500,000	1.39%	56,155	*
Topaz Fund (5)	10,000,000	5.56%	224,618	*
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage II Master Limited	58,000	*	1,303	*
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage Master Limited	342,000	*	7,682	*
Vicis Capital Master Fund	7,000,000	3.89%	157,233	*
Xavex Convertible Arbitrage 2 Fund	30,000	*	674	*
Total (6)	180,000,000	100.00%	4,043,124	13.53%

* Less than one percent (1%).

(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act made since the date selling securityholders provided us information regarding their notes.

(2) Assumes conversion of all of the holder’s notes at a conversion rate of 22.4618 shares of Class A common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of the Notes—Conversion Rights.” As a result, the number of shares of Class A common stock issuable upon conversion of the notes may increase or decrease in the future.

(3) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 25,846,321 shares of Class A common stock outstanding as of June 30, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of Class A common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(4) This selling securityholder is a broker-dealer.

(5) This selling securityholder is an affiliate of a broker-dealer.

(6) Information about other selling securityholders will be set forth in additional prospectus supplements, if required.

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